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EXHIBIT 21.1

Subsidiaries of FGX International Holdings Limited

Name of Subsidiary	Jurisdiction of Organization	Fictitious Name
FGX International Limited	British Virgin Islands	None.
Envision Eyewear and Accessories (Shenzhen) Company Limited	China	None.
FGX International Inc.	Delaware	None.
Quantum Optics, Inc.	Delaware	None.
FGX Canada Corp.	Nova Scotia, Canada	None.
FGX Europe Limited	United Kingdom	None.
AAi/Joske's S. de R.L. de C.V. (joint venture)	Mexico	None.
Foster Grant Hong Kong Limited	Hong Kong	None.
Fantasma Hong Kong Limited	Hong Kong	None.

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  EXHIBIT 21.1